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Exhibit 4.17

CERTIFICATE OF TRUST
OF
CFB CAPITAL VI

        This Certificate of Trust of CFB CAPITAL VI (the "Trust"), dated May 15, 2003, is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, and Thomas R. Anderson, an individual, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1.
NAME. The name of the statutory trust formed hereby is CFB Capital VI.

2.
DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

3.
EFFECTIVE DATE. This Certificate of Trust shall be effective upon its filing.

        IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust as of the date first above written in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ JAMES P. LAWLER

Name:	James P. Lawler
Title:	Vice President
THOMAS R. ANDERSON, as Trustee
/s/ THOMAS R. ANDERSON

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  Exhibit 4.17